UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

 (State or other jurisdiction of incorporation)

0-15536	23-2428543
(Commission file number)	(IRS employer ID)

105 Leader Heights Road, PO Box 2887, York, Pennsylvania	17405-2887
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – 717-747-1519

N/A

(Former name, address and fiscal year, if changed since last report.)

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value	CVLY	NASDAQ Global Market

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Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 7.01.	Regulation FD Disclosure

Codorus Valley Bancorp, Inc. (the “Corporation”) expects its first quarter 2020 net income and net income per share to be adversely affected by a loss arising primarily from a single, large commercial lending relationship at its banking subsidiary, PeoplesBank, A Codorus Valley Company (the “Bank”). The loss resulted from alleged fraudulent activities believed to be perpetrated by one of the obligors. It is anticipated that the Corporation’s first quarter 2020 financial results will be negatively impacted due to an additional provision for loan and leases losses arising from this commercial lending relationship, as required under generally accepted accounting principles. As of March 31, 2020, the Corporation’s outstanding credit exposure to this borrower was approximately $8 million and the amount of loss is expected to be approximately $7.5 million. The loss will not affect the Corporation’s or the Bank’s status as a “well-capitalized” financial institution.

The Bank has conducted a comprehensive review of the lending relationship with the borrower, which is complicated due to the fact the assets of one obligor are now held by his estate and being administrated by third parties. The Bank is working with the Administrator of the Estate to preserve and recover assets for the benefit of the Corporation, other lenders and the Estate. While the Bank plans to pursue all available sources of collection and other means of mitigating this apparent loss, at this time the Corporation is unable to quantify the amount, if any, that may be recovered in the future. Based upon the Bank’s review of the circumstances surrounding the alleged fraudulent activities involving this lending relationship, the Bank believes this incident is an isolated occurrence and not indicative of a broader increase in exposure to fraud-related losses in connection with the Bank’s lending activities.

The information in the Form 8-K provided under Item 7.01, including any exhibits attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall it be deemed incorporated by reference in any filing of the Corporation under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this document. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as "believes," "expects," "anticipates," or similar expressions occur in this document, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this document. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2019 Form 10-K, including the Risk Factors section of that report, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Codorus Valley Bancorp, Inc.

Date: April 13, 2020	By:	/s/ Larry J. Miller
Larry J. Miller
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)